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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2002

VCampus Corporation (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)
000-21421 (Commission file Number)	54-1290319 (IRS Employer ID Number)
1850 Centennial Park Drive, Suite 200, Reston, VA 20191
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(703) 893-7800

N/A (Former name or former address, if changed since last report)

Item 5. Other Events.

On June 19, 2002, the Registrant issued a press release substantially as follows:

VCampus Announces Reverse Stock Split

  RESTON, Va.—(BUSINESS WIRE)—June 19, 2002—VCampus Corporation (Nasdaq: VCMP), a leading provider of end-to-end, web-based e-Learning solutions, today announced that its Board of Directors has approved a 1-for-10 reverse stock split, which received shareholder approval at the company's annual meeting.

  "We were pleased that our Board of Directors and our stockholders supported the reverse stock split in our efforts to continue our listing on the Nasdaq SmallCap Market," said Daniel Neal, President and CEO, VCampus. "This action gives us the flexibility to continue to focus our efforts on expanding our revenue base, aggressively managing our cost structure and building VCampus as a premier player in the growing e-Learning market."

  "We are confident that this action is in the long-term interests of our current shareholders, increases our appeal to a broad range of investors, and puts our company in a more advantageous position to consider future financing opportunities," said Christopher Nelson, Chief Financial Officer, VCampus.

  The reverse stock split will become effective as of the opening of trading on the Nasdaq SmallCap Market on Monday, July 8, 2002, based upon a record date at the end of trading on the immediately preceding trading day. On the effective date, the company's common stock will begin trading on a reverse split basis under the temporary trading symbol VCMPD for a period of 20 trading days to reflect the post-split status of the stock. At the end of this period, the ticker symbol will revert to VCMP. Upon effecting the reverse stock split, ten shares of common stock will be converted into one share of common stock.

  About VCampus
  VCampus® Corporation (Nasdaq: VCMP) is a leading provider of end-to-end e-Learning solutions. The company develops, manages and hosts turnkey, web-based learning solutions for corporations, government agencies and higher education institutions. VCampus enables these organizations to offer complete global distance learning solutions to their customers, employees, distributors, suppliers and students. VCampus' e-Learning solutions are designed to help clients deliver higher education programs to adult students; improve the performance of their distribution channels and suppliers; measure and develop their employees' knowledge, skills and abilities; and increase their customers' satisfaction and loyalty. VCampus distributes a courseware library of more than 5,000 web-based courses and has delivered more than 2.5 million courses to over 700,000 adult learners. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus website at www.vcampus.com. "VCampus" is a registered trademark of VCampus Corporation.

  This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion are forward-looking, and words such as "anticipates," "believes," "could," "estimate," "expect," "intend," "may," "might," "should," "will," and "would" and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) growing competition; and (4) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of ``Risk Factors" in our Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002, and other SEC filings.

  [End of Press Release]

VCampus anticipates that following the reverse stock split its common stock will trade at a price that is higher than Nasdaq's $1.00 per share minimum bid price requirement, a price that must be maintained for at least 10 consecutive trading days in order to satisfy Nasdaq's continued listing requirements. However, VCampus cannot predict with any certainty that, after implementation of the reverse stock split, the common stock will trade at ten times the market price prior to the reverse stock split, or above the $1.00 per share minimum bid price. In addition, VCampus might not be able to satisfy, on a continuing basis, the other requirements for continued listing on the Nasdaq SmallCap Market. VCampus could decide to terminate the reverse split before the effective date for any number of reasons, including if its common stock were to regain compliance with the minimum bid price requirement prior to that date.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCAMPUS CORPORATION
Date: June 19, 2002	/s/ Christopher L. Nelson Christopher L. Nelson Chief Financial Officer

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  Item 5. Other Events.
SIGNATURES